THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Promissory Note No. [*]

Principal Amount: $100,000
Date of Issuance: September [*], 2025

Westbury, New York

FOR VALUE RECEIVED, FAVO CAPITAL, INC., a Nevada corporation with its principal office at 4300 N. University Drive, Suite D-105, Lauderhill, Florida 33351 (the “Borrower”), hereby promises to pay to STEWARDS INTERNATIONAL FUNDS PCC (on behalf of the STEWARDS PRIVATE CREDIT FUND), a limited company organized under the laws of Mauritius, with its principal office at 12th Floor, Nexteracom Tower, Tower 1, Ebene, Quatre Bornes, Mauritius 72201, or its registered assigns (the “Holder”), the principal sum of ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000) (the “Principal Amount”), together with interest on the unpaid Principal Amount at a fixed rate of 8.00% per annum, calculated on a 365-day year basis, in accordance with the terms of the Loan Agreement dated September [*], 2025 (the “Loan Agreement”), by and between the Borrower and the Holder.

Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

1.       Use of Proceeds.

▪  The Borrower shall use the proceeds from the issuance of this Note solely for the purposes of (i) refinancing existing indebtedness, and (ii) funding the Company’s general operational needs, including but not limited to working capital, payroll, and other ordinary course business expenses. The Borrower shall not apply such proceeds toward dividends, share repurchases, or any transaction outside the ordinary course without the prior written consent of the Holder.

2.       Payments.

▪  Interest Payments: Interest shall accrue on the Principal Amount at a fixed rate of 8.00% per annum from the Date of Issuance. The first interest payment shall be due on September 1, 2026, or the first Business Day thereafter, calculated as the pro-rated interest accrued on the Principal Amount invested from the Date of Issuance to the Closing Date. Subsequent interest payments shall be made quarterly on the first Business Day of each calendar quarter, commencing October 1, 2026, calculated as (8.00% × Principal Amount × days in period / 365).

▪  Principal Payment: The Principal Amount, together with any accrued and unpaid interest, shall be payable in full on the Maturity Date, unless extended pursuant to Section 4.3 of the Loan Agreement or earlier redeemed as provided below.

▪  Payment Mechanics: All payments shall be made in U.S. dollars by wire transfer to an account designated by the Holder, free of any set-off, counterclaim, or withholding, except as required by law. Payments shall be applied first to accrued interest, then to the Principal Amount.

3.       Redemption.

▪  Maturity Redemption: On the Maturity Date, the Borrower shall redeem this Note at the Principal Amount, plus any accrued and unpaid interest.

▪  Early Redemption:

o   By Holder Request: The Holder may request early redemption of the Principal Amount by providing sixty (60) Business Days’ written notice to the Borrower, provided such request is made no earlier than two (2) years after the Closing Date and no later than twenty (20) Business Days before the Maturity Date, as per Section 4.2 of the Loan Agreement.

o   Upon Event of Default: Upon an Event of Default (as defined in Article 8 of the Loan Agreement), the Holder may declare the Principal Amount and accrued interest immediately due and payable, subject to the terms of the Loan Agreement.

▪  Extension of Maturity: The Borrower may extend the Maturity Date by up to six (6) calendar months, subject to Holder approval, with interest continuing at 8.00% per annum and an additional 1% of the Principal Amount per month payable in advance, as per Section 4.3 of the Loan Agreement.

  Ranking. This Note is an unsecured and unsubordinated obligation of the Borrower, ranking:

▪  After claims of (i) secured creditors and (ii) creditors preferred by law (e.g., tax authorities).

▪  Equally with other unsecured, unsubordinated creditors of the Borrower.

▪  Prior to subordinated creditors (if any) and shareholders, including holders of the Borrower’s common stock and Series A Preferred Stock.

5.      Transfer Restrictions. This Note is a restricted security under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, transferred, or assigned except to eligible investors through STEWARDS INTERNATIONAL FUNDS PCC (on behalf of the STEWARDS PRIVATE CREDIT FUND), with prior written consent of the Borrower, which shall not be unreasonably withheld, as per Section 9.1 of the Loan Agreement.

  Events of Default. An Event of Default under this Note shall have the meaning set forth in Article 8 of the Loan Agreement, including but not limited to:

▪  Failure to pay principal or interest when due, continuing for fourteen (14) Business Days after written notice from the Holder.

▪  Breach of any covenant under Article 5 of the Loan Agreement, continuing for thirty (30) days after written notice.

▪  Insolvency, bankruptcy, or similar proceedings involving the Borrower or its subsidiaries.

▪  Material litigation or adverse events materially impairing the Borrower’s ability to perform.

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  Remedies. Upon an Event of Default, the Holder may, by written notice to the Borrower:

▪  Declare the Principal Amount and accrued interest immediately due and payable.

▪  Pursue early redemption.

▪  Exercise other rights under applicable law, including against the Borrower’s subsidiaries, as per Section 8.2 of the Loan Agreement.

  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

  Notices. All notices shall be in writing and delivered to the addresses specified in the Loan Agreement.

  Amendments. Any amendment to this Note must be in writing and signed by both the Borrower and the Holder, as per Section 10.3 of the Loan Agreement.

  Assignment. The Holder may assign this Note with Borrower consent, except as permitted under Section 9.1 of the Loan Agreement. The Borrower may not assign this Note without Holder consent.

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note as of the Date of Issuance.

FAVO CAPITAL, INC.

By: /s/ Shaun Quin
Name: Shaun Quin
Title: President

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